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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of Transition Analysis Component Technology, Inc. for the registration of rights to purchase its common stock for $2,500,000 upon exercise of such rights and to the incorporation by reference therein of our report dated September 24, 1999, with respect to the consolidated financial statements of Transition Analysis Component Technology, Inc., included in its Annual Report Form 1-KSB for the year ended June 30, 1999, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

October 25, 1999
White Plains, New York